Exhibit 99.1

Wellgistics Health Refinances Outstanding Convertible Debt and Raises $6.5M

●	New oversubscribed $21 million convertible debt instrument (“New Debt”) refinances all outstanding convertible debt, provides $6.5 million in new capital for working capital and general corporate purposes does not accrue interest and converts into common shares at $6.00 per share
●	Automatic Exchange provision automatically converts the New Debt into Preferred Stock upon the effectiveness of a registration statement and attainment of shareholder approval for the creation of Preferred Stock
●	The class of Preferred Stock that the New Convertible Debt exchanges into (the “Funding Preferred”) converts into common shares at $50.00 per share
●	New funds raised satisfy capital raising closing condition from Fully Binding Term Sheet with Datavault AI, EOS Technology Holdings, Scilex Pharma and HealthBridge Advisors

TAMPA, FL, May 27, 2026— Wellgistics Health, Inc. (“Wellgistics”) (NASDAQ: WGRX), a Health IT leader, integrating pharmacy dispensing AI platform EinsteinRx™ into patented pharmacy smart contracts platform PharmacyChain™, today announced that it completed a financing transaction through the issuance of a new $21 million convertible debt instrument (the “New Debt”) that refinances all of its outstanding convertible debt and provides $6.5 million in fresh capital (the “New Money”). The offering was oversubscribed. The New Money raised in this transaction satisfies the capital raising closing condition outlined in the previously announced fully binding term sheet the Company entered into with Datavault AI, EOS Technology Holdings, Scilex Pharma and HealthBridge Advisors (the “DelivMeds AI Transaction”). Dawson James Securities, Inc. acted as placement agent for the financing.

“This transaction refinanced all of the Company’s previously outstanding convertible debt and raised the new capital necessary to close the DelivMeds AI Transaction,” said Gerald Commissiong, Interim Co-CEO of Wellgistics Health. “We are grateful for the strong vote of confidence from the pre-existing and new investors who participated in this funding round. We believe we now have a strong operational mandate and the capital needed to execute our vertically-integrated growth strategy.”

Under the terms of the agreements, New Debt was issued that refinanced all outstanding convertible debt of the Company, provided $6.5 million in new capital for go-forward operations, does not accrue interest and converts into common shares at $6.00 per share. The terms of the New Debt have a provision that automatically forces the exchange of the New Debt into Preferred Stock upon the effectiveness of a registration statement and attainment of shareholder approval for the creation of Preferred Stock. The creation of Preferred Stock is a requirement of the DelivMeds AI Transaction. The class of Preferred Stock that the New Debt will be forced to exchange into (the “Funding Preferred”) converts into common shares at $50.00 per share.

The stated conversion price of the Funding Preferred does not reflect the current market price of the Company’s common stock, and there can be no assurance that the Company’s common stock will trade at or above such price. All conversion prices are subject to adjustments for market conditions. Additional information regarding the transaction, including copies or summaries of the definitive agreements, will be included in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

The transaction may result in substantial future dilution to existing stockholders upon conversion of the securities described above.

About Wellgistics Health, Inc.

Wellgistics Health (NASDAQ:WGRX) is a Health IT leader integrating its proprietary pharmacy dispensing optimization artificial intelligence platform EinsteinRx™ into its blockchain-enabled smart contracts platform PharmacyChain™ to optimize the prescription drug dispensing journey. Its integrated platform connects more than 6,500 pharmacies and 200+ manufacturers, offering wholesale distribution, digital prescription routing, direct-to-patient delivery, and AI-powered hub services such as eligibility verification, onboarding, adherence support, prior authorization, and cash-pay fulfillment designed to improve patient access and transparency across the prescription ecosystem.

For more information, visit www.wellgisticshealth.com.

Forward-Looking StatementsThis press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the Company’s financing transaction, the intended use of proceeds, the expected benefits of the refinancing and new capital, the anticipated closing of the previously announced DelivMeds AI Transaction, the satisfaction of closing conditions related thereto, the Company’s ability to obtain stockholder approval for the creation of preferred stock, the effectiveness of any registration statement, the automatic exchange or conversion of the New Debt into preferred stock or common stock, the potential conversion of the Funding Preferred into common stock, the Company’s growth strategy, operating plans, liquidity position, capital resources, Nasdaq compliance, and the expected benefits of the Company’s technology platforms and strategic relationships.

Forward-looking statements are based on current expectations, estimates, projections and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, the risk that the Company may not complete the DelivMeds AI Transaction on the anticipated terms, or at all; the risk that remaining closing conditions may not be satisfied or waived; the risk that stockholder approval for the creation of preferred stock or related matters may not be obtained; the risk that any required registration statement may not become effective when expected or at all; risks related to the terms, conversion, exchange and potential dilution associated with the New Debt, the Funding Preferred and other securities of the Company; risks related to the Company’s ability to successfully integrate, commercialize and scale its business initiatives; risks related to the Company’s liquidity, capital resources and ability to fund operations; risks related to maintaining compliance with Nasdaq listing standards; market, regulatory and operational risks affecting the healthcare, pharmacy, pharmaceutical distribution, artificial intelligence and technology sectors; and other risks described in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Wellgistics Media & Investor Contact

Media: media@wellgisticshealth.com

Investor Relations: IR@wellgisticshealth.com